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                                                                     EXHIBIT 4.1

                         CERTIFICATE OF INCORPORATION
                                      OF
             ACI TELECOMMUNICATIONS FINANCIAL SERVICES CORPORATION

     FIRST. The name of the Corporation is ACI Telecommunications Financial Services Corporation.

     SECOND. The address of the Corporation's initial registered office is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at that address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH. The Corporation is authorized to issue only one class of stock. The total number of shares of said class of stock which the Corporation shall have authority to issue is 1,000 shares, and the par value of each of such shares shall be $0.01. The distinctive designation of said class of stock shall be "Common Stock."

     FIFTH. Elections of directors of the Corporation need not be by written ballot.

     SIXTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.


     SEVENTH. (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by such person in connection with such action, suit, or proceeding. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as permitted by law. All advances of expenses shall be unsecured and interest free, and the person's undertaking to repay shall be accepted by the Corporation without reference to the person's financial ability to make repayment. Such rights of indemnification and payment of expenses shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such rights of indemnification and payment of expenses shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article SEVENTH shall not be deemed exclusive of any other rights which may be provided now

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or in the future under any provision currently in effect or hereafter adopted of the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

     (b) If a claim for indemnification or payment of expenses, or both, under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     EIGHTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 if the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the first sentence of this Article EIGHTH, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article EIGHTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article EIGHTH, and neither the amendment or repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article EIGHTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

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     NINTH. Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of (S)291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of (S)279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     TENTH. The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The name and mailing address of the person who is to serve as the initial director of the Corporation until the first annual meeting of the stockholders or until his successor is elected and qualifies are as follows:

             Name                          Address
             ----                          -------

             Patrick J. Haynes, III        190 South LaSalle Street, Suite 1410
                                           Chicago, Illinois 60603

     ELEVENTH. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the incorporator are as follows:

             Name                          Address
             ----                          -------

             Bruce A. Cheatham             1201 Elm Street
                                           Suite 5400
                                           Dallas, Texas 75270


     EXECUTED as of the 15th day of July, 1997.


                                           /s/ Bruce A. Cheatham
                                           ----------------------------
                                           Bruce A. Cheatham

DA971950214
071597 v3
192:15722-1



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